Exhibit 4.2

ARTEMIS THERAPEUTICS INC.
Non-Qualified Stock Option Agreement

Artemis Therapeutics Inc., a Delaware corporation (the “Company”), hereby grants the following stock option (the “Option”) pursuant to its 2016 Stock Option and Incentive Plan.  The terms and conditions attached hereto are also a part hereof.

Name of optionee (the “Optionee”):	Hadasit Medical Research Services & Development Ltd.

Date of this Option grant ("Date of Grant"):	August 22, 2016

Percentage and number of shares of the Company’s Common Stock subject to this Option (“Shares”):	0.501%, or 50 Shares, on the Date of Grant

Option exercise price per Share:	$0.01

Number, if any, of Options that are vested on Date of Grant:	17

Number of Options that are unvested on the Date of Grant:	33

Vesting Start Date:	August 22, 2016
Expiration Date	10 years from the Date of Grant

Vesting Schedule:

Percentage Vested	Number of Options Vested	Vesting Event
33% of the total number of Shares subject to the Option	17	Date of Grant
33% of the total number of Shares subject to the Option	17	First anniversary of the Date of Grant, subject to continued engagement of the Consultant
33% of the total number of Shares subject to the Option	16	Second anniversary of the Date of Grant, subject to continued engagement of the Consultant

Notwithstanding the foregoing, all the shares subject to the Option shall immediately vest and become exercisable upon the occurrence of any of the following events: (i) the Company shall terminate that certain Consulting Agreement by and between: Dana Wolf (the “Consultant”), Optionee, and the Company, dated August 22, 2016 (the "Consulting Agreement") pursuant to Section 2.3(c) of the Consulting Agreement; or (ii) upon termination of the Consulting Agreement by Optionee pursuant to Sections 2.2(b) or 2.2(c) of the Consulting Agreement.

ARTEMIS THERAPEUTICS, INC.

/s/ Dr. Tamar Raz	By: /s/ Israel Alfassi
Signature of Optionee	Name of Officer: Israel Alfassi
Title: Chief Executive Officer
Kyriat Hadassah Ein Kerem
Address

Jerusalem 911201 Israel
City/State/Zip Code

Hadasit Medical Research Services
and Development Ltd.

Name: Dr. Tamar Raz CEO

Title: CEO
Hadasit Medical Research Services
And Development Ltd.

Signature: /s/ Dr. Tamar Raz

ARTEMIS THERAPEUTICS INC.

Stock Option Agreement -- Incorporated Terms and Conditions

1.            Grant Under Plan.  This Option is granted pursuant to and is governed by the Company’s 2016 Stock Option and Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meanings as in the Plan.

2.            Not an Incentive Stock Option.  This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

3.            Exercisability of Option; Vesting.

(a)          Full Exercisability.  This Option may be exercised at any time and from time to time for all or any portion of the Shares, subject to the Vesting Schedule.  The foregoing right may be exercised only before the date which is ten (10) years from the Date of Grant.

(b)          Vesting. Subject to the acceleration provisions set out under the Vesting Schedule hereinabove on the cover page hereof, if the Consultant has continuously maintained a Business Relationship with the Company through the vesting dates specified on the cover page hereof, Options shall become vested (or shall “vest”) on such dates in an amount equal to the number of shares set opposite the applicable date on the cover page. No Options may be exercised unless and until it is vested in accordance with the applicable vesting date on the cover page. The Optionee agrees not to sell, assign, transfer, pledge, hypothecate, gift, mortgage or otherwise encumber or dispose of (except to the Company or any successor to the Company) any Options or any interest therein.

 Subject to the acceleration provisions set out under the Vesting Schedule hereinabove on the cover page hereof, if the Consultant’s Business Relationship with the Company ceases, any unvested Options at such time shall expire. Any determination under this agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Board of Directors of the Company.  The Board of Directors, in its discretion, may accelerate any vesting dates.

(c)          Definitions. The following definitions shall apply:

“Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant.

“Cause” means: (i) gross negligence or willful misconduct in the performance of the Consultant’s work or a breach of fiduciary duty or confidentiality obligations to the Company by the Consultant; (ii) failure to follow the proper directions of the Consultant’s direct or indirect supervisor after written notice of such failure; (iii) the commission by the Consultant of illegal conduct relating to the Company; (iv) disregard by the of the Consultant’s material rules or material policies of the Company which has not been cured within 15 days after notice thereof from the Company; (v) intentional acts on the part of the Consultant that have generated material adverse publicity toward or about the Company or (vi) unsatisfactory performance by the Consultant with respect to the Company, as determined by the Board of Directors of the Company in its sole discretion.

4.            Termination of Business Relationship.

(a)          Termination.  Subject to the acceleration provisions set out under the Vesting Schedule hereinabove on the cover page hereof, if the Consultant ceases to maintain a Business Relationship with the Company, vesting of unvested Options shall immediately cease, this Option may be exercised only as to any Options that are vested on the date of termination of the Consultant’s Business Relationship and this Option may be exercised only until the Expiration Date.

(b)          Termination for Cause.  If the Business Relationship of the Consultant is terminated for Cause (as defined above), this Option, to the extent not already exercised, may no longer be exercised from and after the Consultant’s receipt of written notice of such termination.

5.            Death; Disability.

(a)          Death. Upon the death of the Consultant while the Consultant is maintaining a Business Relationship with the Company, vesting of unvested Options shall immediately cease.  In such event, this Option may be exercised only as to any Options that are vested on the date of the Consultant’s death, and this Option may be exercised only on or prior to the Expiration Date.

(b)          Disability.  If the Consultant ceases to maintain a Business Relationship with the Company by reason of his or her disability, vesting of Options shall immediately cease; this Option may be exercised only as to any Options that are Vested on the date of termination of the Business Relationship; and this Option may be exercised only on or prior to the Expiration Date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

6.            Restrictions on Transfer; Purchase by the Company. The Optionee may not sell, assign, transfer, pledge, encumber or dispose of (“Transfer”) all or any of his or her or its Options, and may Transfer Shares only in accordance with the transfer restrictions in this Section 6 or provided elsewhere in this agreement. The Optionee may not at any time transfer any Shares to any individual, corporation, partnership or other entity that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, manufactured or sold by the Company.  The determination of whether any proposed transferee engages in any business activity that is in competition with those of the Company shall be made by the Board of Directors of the Company in good faith.  This prohibition shall be applicable in addition to and separately from the other provisions hereof.

Notwithstanding the foregoing or the provisions of Section 15, an Optionee may transfer: any or all Shares by court order, in which event each such transferee shall be bound by all of the provisions of this agreement to the same extent as if such transferee were the Optionee.

7.          Payment of Exercise Price.

(a)           Payment Options.  The exercise price shall be paid by one or any combination of the following forms of payment that are applicable to this Option, as indicated on the cover page hereof:

(i)	by check payable to the order of the Company; or

(ii)
if the Common Stock is then traded on a national securities exchange or on the Nasdaq Capital Market (or successor trading system), delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii)
subject to Section 7(b) below, if the Common Stock is then traded on a national securities exchange or on the Nasdaq Capital Market (or successor trading system), by delivery of shares of  Common Stock having a fair market value equal as of the date of exercise to the option price; or

(iv)
by check payable to the order of the Company for the par value of the shares being purchased plus delivery of the Optionee’s three-year personal full recourse promissory note for the balance of the exercise price, with such note bearing interest payable not less than annually at the applicable Federal rate, as defined in Section 1274(d) of the Code.

In the case of (iii) above, fair market value as of the date of exercise shall be determined as of the last business day for which such prices or quotes are available prior to the date of exercise and shall mean (i) the last reported sale price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq Capital Market (or successor trading system), if the Common Stock is not then traded on a national securities exchange.

(b)          Limitations on Payment by Delivery of Common Stock.  If Section 7(a)(iii) is applicable, and if the Optionee delivers Common Stock held by the Optionee (“Old Stock”) to the Company in full or partial payment of the exercise price and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, an equivalent number of Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for the Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this agreement.  Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six months.

8.            Securities Laws Restrictions on Resale. Until registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), the Shares will be illiquid and will be deemed to be “restricted securities” for purposes of the Securities Act.  Accordingly, such shares must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom and may need to be held indefinitely.  Unless the Shares have been registered under the Securities Act, each certificate evidencing any of the Shares shall bear a restrictive legend specified by the Company.

9.            Method of Exercising Option.  Subject to the terms and conditions of this agreement, this Option may be exercised by written notice to the Company at its principal executive office, or to such transfer agent as the Company shall designate.  Such notice shall state the election to exercise this Option and the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising this Option.  Such notice shall be accompanied by payment of the Exercise Price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received.  Such certificate or certificates shall be registered in the name of the person or persons so exercising this Option (or, if this Option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this Option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event this Option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this Option.

10.          Option Not Transferable.  This Option is not transferable or assignable.  Only the Optionee can exercise this Option.

11.          No Obligation to Exercise Option.  The grant and acceptance of this Option imposes no obligation on the Optionee to exercise it.

12.          No Obligation to Continue .  Neither the Plan, this agreement, nor the grant of this Option imposes any obligation on the Company to continue the Consultant in employment or other Business Relationship.

13.          Adjustments.  Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

14.          Withholding Taxes; Section 83(b) Election.

(a)          Withholding Taxes.  If the Company in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this Option, or in connection with the issuance of any Shares thereunder or other property acquired pursuant to this Option, the Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax.  At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this Option.  The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

THE FILING OF AN ELECTION, IF MADE, UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS FOLLOWING EACH EXERCISE OF THIS OPTION.

(b)           Section 83(b) Election.  The Optionee acknowledges that the Shares acquired upon exercise of this Option may be treated as subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and that, in the absence of an election under Section 83(b) of the Code, such treatment could delay the determination of the tax consequences of such exercise for both the Company and Optionee.  In order to ensure that the tax consequences of such exercise will be determined at the time of exercise, Optionee may file a timely election under Section 83(b) of the Code to include in Optionee’s taxable income, at the time of exercise, the difference between the fair market value of the Shares received upon exercise of this Option and the amount paid for such shares.

15.          Restrictions on Transfer of Shares. Shares may not be transferred without the prior written consent of the Board of Directors of the Company.

16.          Lock-up Agreement.  The Optionee agrees that in the event that the Company effects an underwritten public offering of Common Stock registered under the Securities Act, the Shares may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.

18.          Provision of Documentation to Optionee.  By signing this agreement the Optionee acknowledges receipt of a copy of this agreement and a copy of the Plan.

19.          Miscellaneous.

(a)          Notices.  All notices hereunder shall be in writing and shall be deemed given when mailed, if to the Optionee, to the address set forth below or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.

(b)          Entire Agreement; Modification.  This agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this agreement.  This agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)          Fractional Shares. If this Option becomes exercisable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down.

(d)          Issuances of Securities; Changes in Capital Structure. Except as expressly provided herein or in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to this Option.  If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization or event, the restrictions and other provisions contained in this agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Options and/or Shares, except as otherwise determined by the Board.

(e)          Severability.  The invalidity, illegality or unenforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision.

(f)          Successors and Assigns.  This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 10 hereof.

(g)          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts in Jerusalem, Israel shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.